Exhibit 10.25

CONFIDENTIAL

FIRST AMENDMENT TO CONSULTING AGREEMENT

This FIRST AMENDMENT to CONSULTING AGREEMENT (the “Amendment”), made as of the 31st day of December, 2025 is entered into by Xenetic Biosciences, Inc., a Nevada Corporation (the “Company”), with an address of 945 Concord Street, Framingham, MA 01701, and Dmitry Genkin, an individual with an address of [_], hereafter referred to (“Consultant”).

INTRODUCTION

The Company and Consultant entered into that certain Consulting Agreement on January 1, 2025 (the “Consulting Agreement”), with a Consultation Period that terminates as of December 31, 2025, but which is extendable by the written agreement of Consultant and the Company.

The Company and Consultant desire to extend the Consultation Period. For good and valuable consideration, the parties agree as follows:

1. Amendment. The Company and Consultant hereby agree to extend the Consultation Period to terminate as of 11:59pm Eastern Time on December 31, 2026.

2. Miscellaneous.

(a) No Further Amendment. All other provisions of the Consulting Agreement not expressly modified by this Amendment remain in full force and effect.

(b) Entire Agreement. This Amendment and the Consulting Agreement constitutes the entire agreement between Consultant and the Company and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Amendment and the Consulting Agreement.

(c) Amendments. This Amendment may be amended or modified only by a written instrument executed by both the Company and Consultant.

(d) Governing Law. This Amendment shall be construed, interpreted and enforced in accordance with the laws of the state of Massachusetts and the United States and the parties submit to the exclusive jurisdiction of the courts located in Boston, Massachusetts, United States, in relation thereto, provided, however, that the Company may seek injunctive relief to prevent a violation of this Amendment in any court having jurisdiction.

(e) No Assignment. This Amendment is personal to Consultant. Neither this Amendment, nor any Services or activities contemplated hereunder may be assigned or sub-contracted, in whole or in part, by Consultant to any third party. This Amendment shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business.

(f) Representations and Warranties. Consultant represents and warrants that this Amendment and the Consulting Agreement and the performance by Consultant of the Services contemplated hereby are in compliance with all employment, consulting, ownership, conflict of interest, patent and other policies applicable to Consultant.

(g) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Amendment may be executed by facsimile, electronic reproductions of signatures or other electronic means, all of which shall be deemed originals.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth above.

XENETIC BIOSCIENCES INC	CONSULTANT

/s/ James Parslow	/s/ Dmitry Genkin
James Parslow
Interim Chief Executive Officer	Dmitry Genkin

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